Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment No.35 to the Registration Statement on Form N-1A of ARK ETF Trust and to the use of our report dated September 24, 2021 on the financial statements and financial highlights of the ARK Innovation ETF, ARK Next Generation Internet ETF, ARK Fintech Innovation ETF, ARK Genomic Revolution ETF, ARK Autonomous Technology & Robotics ETF, ARK Space Exploration & Innovation ETF, The 3D Printing ETF, and ARK Israel Innovative Technology ETF, each a series of ARK ETF Trust. Such financial statements and financial highlights appear in the 2021 Annual Report to Shareholders which are also incorporated by reference into the Registration Statement. We also consent to the references to us in the Prospectus and in the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

November 24, 2021